Exhibit 99.(l)

December 10, 2024

Pearl Diver Credit Company Inc.

747 Third Avenue, Suite 3603

New York, New York 10017

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Pearl Diver Credit Company Inc. (the “Company”), a Delaware corporation, in connection with the Company’s Registration Statement on Form N-2 (File Nos. 333-282878; 811-23912) as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 29, 2024 and as subsequently amended on or about the date hereof (the “Registration Statement”), relating to the proposed issuance by the Company of shares (collectively, the “Shares”) of its Series A Term Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to be sold to underwriters pursuant to an underwriting agreement substantially in the form filed as exhibit (h) to the Registration Statement (the “Underwriting Agreement”). You have requested that we deliver this opinion to you in connection with the Company’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), dated as of a recent date, as to the legal existence and good standing of the Company;

(b)	A copy of the Company’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on November 4, 2024 (the “Certificate of Incorporation”);

(c)	A copy of the Company’s Bylaws (the “Bylaws”);

(d)	certain resolutions adopted by the Board of Directors of the Company (the “Board”) authorizing the issuance of the Shares (the “Resolutions”), each certified by an authorized officer of the Company;

(e)	a form of the Underwriting Agreement; and

(f)	a printer’s proof of the Registration Statement.

Morgan, Lewis & Bockius llp

1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001

Pearl Diver Credit Company Inc.

December 10, 2024

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Commission, will be in substantially the form of the printer’s proof referred to in paragraph (f) above. We also have assumed for the purposes of this opinion that, with respect to matters relating to the Shares, the Certificate of Incorporation, Bylaws, and Resolutions will not have been amended, modified or withdrawn, and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware General Corporation Law to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. No opinion is given herein as to the choice of law that any tribunal may apply to such transactions. In addition, to the extent that the Certificate of Incorporation or the Bylaws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Company, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance by the Company with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that when (i) the Underwriting Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Company of payment therefor at a price per Share not less than the par value per Share as contemplated by the Registration Statement and the prospectus contained therein and in accordance with the terms of the Underwriting Agreement and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid, and nonassessable under the laws of the State of Delaware.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP